UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 29, 2006 (December 22, 2006)
Inhibitex, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-50772	74-2708737

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employee Identification No.)

9005 Westside Parkway
Alpharetta, GA		30004

(Address of Principal Executive Offices)		(Zip Code)
(678) 746-1100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.
On December 22, 2006 the Company reported that it would not enter into an in-licensing, acquisition or merger arrangement by the end of 2006 as it had previously anticipated, as it was no longer pursuing a transaction that until recently was the subject of final negotiations and due diligence. The Company further reported that it remained committed to a strategy of broadening its development pipeline through in-licensing, acquisition or merger, and had adopted a plan to further reduce its net cash burn from operations in 2007.
Based upon these events, the Company’s corporate strategy, its operating plans for 2007 and management’s assessment that it is likely that the Company will not utilize a significant portion of its office and laboratory facility in the foreseeable future, the Company determined on December 28, 2006 that it would be recording a non-cash charge of approximately $2.5 to $3.0 million in the fourth quarter of 2006 principally related to an impairment in the carrying values of certain leasehold improvements, laboratory equipment and furniture at its Alpharetta, Georgia headquarters. The estimated net book value of the Company’s property and equipment at December 31, 2006, subsequent to this non-cash charge, will be $3.2 to $3.7 million.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Company also reported that effective January 31, 2007, David M. Wonnacott, Ph.D., Vice President of Quality and Regulatory Affairs and an officer of Inhibitex would no longer be employed with the Company. In accordance with the terms of his employment agreement and other compensation arrangements previously disclosed, Mr. Wonnacott is expect to receive severance and one-time termination benefits of approximately $0.4 million, and 105,476 restricted shares and 30,000 stock options that have been previously granted to him will fully vest upon the termination of his employment.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inhibitex, Inc.
(Registrant)

Date: December 29, 2006	By:	/s/ Russell H. Plumb

Russell H. Plumb,
Vice President/Chief Financial Officer